UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On July 23, 2013, Starboard issued the following press release:

Starboard Files Definitive Proxy Materials to Elect Four Highly Qualified Director
Nominees to the Office Depot Board of Directors at Upcoming Annual Meeting

Delivers Letter Urging Shareholders to Upgrade the Office Depot Board by Voting the GOLD Proxy Card to Elect Starboard's Extremely Qualified and Experienced Director Candidates -- Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo

NEW YORK, July 23, 2013 /PRNewswire/ -- Starboard Value LP (together with its affiliates, "Starboard"), the largest shareholder of Office Depot, Inc. (NYSE: ODP) ("Office Depot" or the "Company") with approximately 14.6% of the outstanding common stock of the Company, announced today that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with the Company's 2013 Annual Meeting and has delivered a letter to the shareholders of Office Depot.

Starboard is urging shareholders to elect its four highly qualified nominees, Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo, to serve on the Company's board of directors at the upcoming 2013 Annual Meeting.

The full text of the letter follows:
July 23, 2013

Dear Fellow Office Depot Shareholders,

Starboard's Interests are Directly Aligned with Shareholders
It is Time to Vastly Upgrade Office Depot's Board of Directors
Vote the GOLD Proxy Card Today!

Starboard Value LP, together with its affiliates ("Starboard"), currently owns approximately 14.6% of the outstanding common shares of Office Depot, Inc. ("Office Depot" or the "Company"), making us Office Depot's largest shareholder.  Additionally, pro forma for the proposed merger (the "OfficeMax Merger") between Office Depot and OfficeMax Incorporated ("OfficeMax"), we believe Starboard would be the largest shareholder of the combined company.  We have nominated four highly-qualified director candidates – Cynthia Jamison, Robert Nardelli, Jeffrey Smith, and Joseph S. Vassalluzzo – to replace four current incumbent Office Depot directors – Thomas Colligan, Marsha Evans, Eugene Fife, and Scott Hedrick – at the upcoming 2013 annual meeting of shareholders (the "2013 Annual Meeting).  We believe that each of our nominees is uniquely qualified to oversee and govern Office Depot and has the skill-sets necessary to substantially improve the operating performance and value of Office Depot.  We further believe it would be difficult for anyone to argue that our director candidates are not collectively much more highly qualified and more experienced than the four incumbent directors we are seeking to replace.   As the largest shareholder of Office Depot, we only want what is best for the Company and its shareholders, which includes addressing the severe challenges with the current strategy and significantly improving Office Depot's persistently poor operating performance.

Until the OfficeMax Merger is completed, Office Depot will continue to operate as a stand-alone company.  We are in favor of the OfficeMax Merger, but it is still subject to antitrust approval.  Office Depot has historically held its annual meeting of shareholders towards the end of April.  OfficeMax held its annual meeting as per usual at the end of April.  Office Depot used stall tactics to delay announcing a date for its 2013 Annual Meeting until we filed a complaint with the Delaware Chancery Court to compel the annual meeting under Delaware law.  Shareholders are entitled to choose the best possible board of directors to represent their interests and, we believe, it is necessary to significantly improve Office Depot's board of directors (the "Board") for three primary reasons:

1)  Should the OfficeMax Merger not be completed for any reason, shareholders absolutely need a vastly improved Board;

2)  During the pendency of the OfficeMax Merger, many key decisions will likely be made including, most notably, the potential selection of the new CEO for the combined company.  Shareholders need a much improved Board to help ensure the best, most qualified CEO is chosen; and

3)  Office Depot will be designating five directors to serve on the combined company board and Starboard's director candidates, if elected, would be among the Office Depot directors with the most retail operating experience and relevant expertise, and therefore, we believe, should be among the designees to any combined company board and have an opportunity to directly shape the future of any combined entity.

We would appreciate your support as we work hard to try and protect and enhance the value of our collective Company through the election of a better and more qualified Board.

The OfficeMax Merger and Sale of the Mexico JV Interest Cannot Hide the Fact that the Current Board Has Overseen Years of Disastrous Operational Performance

Ultimately, the future value of your investment in the Company is going to hinge on whether Office Depot can effectively execute an operational turnaround on a stand-alone basis or otherwise effectively execute an integration plan for the OfficeMax Merger. While we are pleased with the Board for coordinating the OfficeMax Merger and for finally selling Office Depot de Mexico after we and other shareholders had been urging such action for months, we also realize that coordinating long-overdue extraordinary transactions does not now make the Board qualified to execute on the ordinary business.  Unfortunately, when you put these transactions aside and look at Office Depot's actual, underlying business operations, the current Board has overseen disastrous operational performance, including some of the worst operating margins in not only its industry but in the entire retail sector, and has entirely failed in its efforts to execute a turnaround of the Company.  This continued poor performance and lack of any credible turnaround plan has resulted in the destruction of significant shareholder value over time.  In fact, prior to the filing of our initial Schedule 13D on September 17, 2012, Office Depot's shares had declined by 87% over the last five years, massively underperforming both the market and its peers.

We are now at a critical juncture for the future success of our Company, and it is absolutely the right time for shareholders to vastly upgrade the quality of the Board by electing the most capable and experienced director candidates.  If history is any lesson, we cannot afford to leave the Company's operational oversight in the hands of the current Board or otherwise rely on the current Board to designate the right mix of directors to serve on a combined board of directors with OfficeMax or take the proper steps in assisting in the selection of the future CEO.

Our Involvement at Office Depot Has Been Positive and Has Created Benefits for All Shareholders

As many of you know, over the past ten months, we have been working hard on behalf of all Office Depot shareholders to push for the value enhancing changes necessary in order for shareholders to realize the full potential for their Office Depot investment.  Through five public letters and numerous private communications with the Board, we have expressed the serious cause for our concern at Office Depot and have clearly articulated our views on how to improve and unlock value at the Company.  Despite years of inaction by the current Board and management team prior to our involvement, the Company has just recently begun to take action by announcing:

1)  the Merger with OfficeMax; and

2)  the Sale of Office Depot de Mexico to Grupo Gigante for approximately $690 million.

We do not believe it is a coincidence that these actions were taken only after we emerged and threatened a proxy contest.  The current Board members have a track record of doing the bare minimum they believe necessary to ensure their positions on the Board.  In the three and five-year periods prior to our initial 13D filing, Office Depot's stock price declined by 59.9%, and 87.1%, respectively, and was flat in the one-year period prior to our filing.  In comparison, since our initial 13D filing, Office Depot's stock price has appreciated by 75%, outperforming the S&P 500 by 52% over that timeframe.

Office Depot's Operating Performance Under the Current Board's Watch Has Been Dreadful and Appears to Be Getting Worse
The Board is in Dire Need of Highly-Qualified and Experienced Directors to Best Position Office Depot for an Operational Turnaround and Future Success

While the OfficeMax Merger and sale of the Mexico JV Interest have resulted in improved value for shareholders, these actions speak very little to the serious operational shortcomings that have been plaguing the Company for years and the current Board's seeming inability and unwillingness to address, or even acknowledge, its deep-rooted operational troubles.  Now is not the time for the Board to pat itself on the back or try to sweep the Company's significant operational issues under the rug.  There is still much more to be done to tackle the Company's serious operational issues and unlock the full potential value at Office Depot.  In order to improve the probability of achieving substantial improvements at a large retailer, it is best to have qualified retail and turnaround experts to provide guidance, counsel, and oversight.

The fact remains that the overall financial performance of the business continues to deteriorate and there is a great deal that must be accomplished to ensure a bright future for Office Depot, whether as a stand-alone entity or a combined company.  Office Depot's operating margins are the worst among its Office Supply Superstore ("OSS") peers and some of the worst in the entire retail industry.  While we recognize the challenges inherent in the OSS sector, the reality is that Office Depot's results are far worse than where the Company should be operating given its significant scale and the quality of its assets.  In fact, Office Depot generated operating margins of only 0.9% in 2012, well below the operating margins of both Staples, Inc. ("Staples") and OfficeMax of 6.3% and 2.0%, respectively.  Unfortunately, the Company's results appear to only be getting worse, as evidenced by last quarter's 5% decline in sales and 37% decline in total operating profit.

Supporting Our Highly Qualified Nominees Will Change a Minority of the Board and
Provide a Mandate to Improve Operating Performance and Enhance Shareholder Value

Do not be misled.  The election of our director candidates will not disrupt the OfficeMax Merger.  We are in favor of the OfficeMax Merger and recommended that the Board try to consummate a merger.  As a minority on the Board, our nominees are committed to working constructively with the remaining incumbent members of the Board to oversee Office Depot with the best interests of all shareholders as the primary objective.

While we hope and expect the deal with OfficeMax will ultimately be approved, it is subject to antitrust approval, and therefore, Office Depot must be prepared to face either outcome -- combining with OfficeMax or continuing as a stand-alone company.  Given the significant deterioration in the profitability and destruction in value of the Company under the watch of the current Board, shareholders cannot afford to simply continue with the status quo and hope for improved results down the road, if, and only if, the Company is merged with OfficeMax.  Instead, shareholders need to seize this opportunity to elect a Board that is capable of overseeing the Company regardless of whether the deal with OfficeMax is ultimately approved.  By adding highly qualified director candidates that have the requisite skill to immediately improve the current operating performance of the business, Office Depot can be in a position to succeed on a stand-alone basis and be in a position to maximize the long-term synergies with OfficeMax if the OfficeMax Merger is approved.

In addition, if the OfficeMax Merger is ultimately consummated, Office Depot will need a highly qualified Board to help put the merged Company on a path toward completely transforming the business.  In the near term, this will include: (i) working with a committee of OfficeMax directors to conduct a formal process to identify and select a Chief Executive Officer of the combined company; and (ii) selecting five Board members to serve on the combined Office Depot / OfficeMax board.

Over the long run, this newly formed Board will be tasked with developing the long-term plan of the combined company.  This will include: (i) integrating two large companies that, combined, will have revenue of over $17 billion, (ii) helping to identify and retain a new management team made up of some existing executives from each company as well as some entirely new people, (iii) examining the retail locations that should be kept versus exited, and (iv) coming up with a new business strategy to be successful over the long term, as well as other key decisions.

The current Board has proven that it is ill-equipped to successfully oversee a stand-alone Office Depot, let alone to execute on any of the exceedingly important, and complicated, actions noted above that will determine and help shape the future of the combined company, assuming the OfficeMax Merger is completed.  It is therefore critically important that the Board be strengthened with new directors now who have the necessary operating and retail experience to help oversee an operational turnaround of Office Depot.  Only in this way will shareholders be able to have comfort that the operating performance and value of Office Depot will be significantly improved either as a stand-alone company if the deal is not approved or as a merged company if the deal is completed.

Do Not Let the Opportunity Pass to Vastly Upgrade the Board with the Most Qualified and Experienced Director Candidates

Starboard's highly qualified nominees have the requisite skill sets needed to transform Office Depot.

We have selected these nominees after an exhaustive search process to identify potential board candidates, and we are confident that they are better qualified to oversee Office Depot at this critical juncture than the current Board members who we are seeking to replace.  Collectively, our nominees have an incredibly well-balanced mix of skills, including deep backgrounds in public company operations and board service, as well as substantial retail operating experience, which is indispensable for a successful turnaround of Office Depot.  As you will find below, the current Board, and specifically the four incumbent directors whom we are running against, are sorely lacking in these areas.

Our highly qualified director candidates include:

Cynthia T. Jamison serves on the board of directors of Tractor Supply Company, where she is currently lead director and has served as the chair of several committees since joining the board in 2002. Ms. Jamison has also served as a director of B&G Foods, Inc., since 2004. Previously, Ms. Jamison served on the boards of directors of Cellu Tissue Holdings, Inc. and Horizon Organic Holding Corp. before both companies were sold at high premiums to their market prices. As part of her role as a partner with Tatum LLC ("Tatum"), an executive services firm, Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., eMac, Inc, a joint venture between McDonald's Corporation and KKR & Co. L.P., and Cosi, Inc. Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises and held various positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison's experience in handling financial and technical turnaround challenges together with her high level, strategic insight at the governance level, make her an excellent candidate for the Board.

Robert L. Nardelli is the founder and Chief Executive Officer of XLR-8, LLC, Investment & Advisory Co., an investment and consulting company, he established in 2012. Commencing in 2007, Mr. Nardelli has served in several capacities at Cerberus Capital Management, L.P. ("Cerberus"), a private investment firm, including as an Interim CEO of several of its portfolio companies and as the CEO of Cerberus Operations & Advisory Company, LLC, and is currently the Senior Advisor to Steve Feinberg, Cerberus' founder. In 2007, Cerberus named Mr. Nardelli to the role of Chairman and CEO of Chrysler LLC ("Chrysler"), the automaker, which he held until 2009, at which time he returned to Cerberus. While at Chrysler, Mr. Nardelli implemented several strategic moves that analysts say helped the firm emerge from restructuring. Mr. Nardelli was also the CEO and Chairman of The Home Depot, Inc. ("Home Depot"), the home improvement retailer, from 2000 through 2006, where he also served as a director. During Mr. Nardelli's tenure, Home Depot's revenues and net earnings doubled, 1,000 new stores were opened and 135,000 new jobs were added. From 2002 until 2005, Mr. Nardelli served on the Board of Directors of The Coca-Cola Company. He also held several senior executive posts at General Electric Company during the period from 1971 to 2000, except from 1988 – 1992, when he took leave of GE to become Senior Vice President and General Manager of the Case Construction Equipment global company. While at GE, Mr. Nardelli was the Chief Executive Officer of two of its major companies, GE Power Systems and GE Transportation Systems. He earned an MBA from the University of Louisville in 1975 and a Bachelor of Science degree in business from Western Illinois University in 1971. His 40-plus years of global operating experience, financial expertise, consistent performance and an impressive track record serving on the boards of directors of public companies, will make him a valuable addition to the Board.

Jeffrey C. Smith is co-Founder, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is the largest shareholder of Office Depot. Mr. Smith has extensive public company board experience. Currently, he serves on the board of directors of Regis Corporation and Quantum Corporation. Previously, he was the Chairman of the Board of Phoenix Technologies Ltd. until its sale to Marlin Equity Partners, and served on the boards of directors of Zoran Corporation until its sale to CSR plc, Actel Corporation until its sale to Microsemi Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc. Mr. Smith also served as a member of the Management Committee for Register.com. In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith's extensive public board experience and experience in a variety of industries together with his management experience in a variety of roles will enable him to provide invaluable oversight to the Company's Board.

Joseph S. Vassalluzzo currently serves as a director on a number of public company boards, including Federal Realty Investment Trust, where he is Non-Executive Chairman of the Board, and Life Time Fitness, where he is Lead Director and Chairman of the Compensation Committee. Mr. Vassalluzzo also operates a retail consulting business and served as a director and Chairman of the Nominating Committee of iParty Corp until its sale to Party City Holdings Inc. in May 2013. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, from 1989 until 2005, most recently as Vice Chairman, where he had world-wide responsibility for all of Staples' real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management. In addition, Mr. Vassalluzzo was responsible for the legal department's activities and negotiated the majority of Staples M&A transactions. Mr. Vassalluzzo's managerial and industry knowledge, as well as his extensive service on public company boards, make him an excellent candidate for the Board.

We believe the election of these new directors to the Board would add substantial expertise, renewed credibility, and a fresh perspective to help ensure that all future decisions are made with the best interests of all shareholders as the primary objective.  Over the past several months, these individuals have been working alongside Starboard and one of the world's leading restructuring firms, whom we have engaged, to develop a detailed plan to significantly improve the operating performance and value of Office Depot, as a stand-alone company or to execute on an effective integration plan to take full advantage of the synergy opportunities available in the OfficeMax merger and the long-term benefits of a combination.  We plan on publicly disclosing details of this plan in an extensive investor presentation within the next two weeks.

The Current Board Lacks the Retail Experience Necessary to Oversee Office Depot

We believe that at the core of Office Depot's problems is the lack of retail experience on the Board and management team.  The Company currently operates at the worst margins among its peers despite having been an early leader in the space and having a substantially larger revenue base than OfficeMax.  Yet, instead of addressing these issues earlier, the Company continued to employ a CEO with little to no background in retail and a Board composed primarily of directors with little, if any, background in retail.  In fact, prior to the most recent Board appointment, only two out of the ten Office Depot Board members had relevant retail operating experience, and the current CEO of Office Depot, Neil Austrian, has a background that consists of a role as the COO of the National Football League and investment banking.

Therefore, we believe it is critically important to replace four of the Company's incumbent Board members, none of whom have relevant retail operating experience, with the highly qualified nominees we have proposed.

Review the background and qualifications of the following Board members we are seeking to replace and ask yourself if they have anywhere close to the same level of qualifications and experience as our director candidates.  We think you will agree that the choice is clear.

Scott Hedrick – Mr. Hedrick is currently the lead independent director of Office Depot.  He has served on the Board for over 20 years, despite not having any apparent relevant retail operating experience1. Over his tenure, Office Depot went from one of the leading office supply companies to the worst performing office supply company.  Glass Lewis recommended shareholders vote "AGAINST" Mr. Hedrick at the 2012 annual meeting, citing Mr. Hedrick as having served as a member of the Compensation Committee "for the past three fiscal years, during which time the Company was deficient in linking pay with performance."  During the period from the time Mr. Hedrick joined the Board in April 1991 until our initial 13D filing on September 17, 2012, Office Depot's stock price declined by 42%.  Overall, since Mr. Hedrick joined the Board, the Company's stock price has modestly increased by just 3%, as of July 19, 2013, an underperformance compared to the S&P of 619%.

1 Based on our review of Mr. Hedrick's biographical information found in the Company's proxy statement.

Marsha Evans – Ms. Evans has been on the Board of Office Depot for approximately 7 years, despite not having any apparent relevant retail operating experience2. Ms. Evans' primary operating roles have consisted of non-profit companies, including as acting commissioner of the LPGA Golf Association and CEO of the American Red Cross.  Ms. Evans has served on the Compensation Committee since her appointment to the Board in September 2006, and has served as chair of the Compensation Committee since 2009.  Glass Lewis has given the Company a pay-for-performance grade of "F" for four of the last five years and has recommended shareholders vote "AGAINST" Ms. Evans for each of the last four years.  In fact, Glass Lewis has stated that it "Question[s] her continued service on any public Board."  During the period from the time Ms. Evans joined the Board until our initial 13D filing on September 17, 2012, Office Depot's stock price declined by 93%.  Overall, since Ms. Evans joined the Board, the Company's stock price has declined by 88%, as of July 19, 2013.

2 Based on our review of Ms. Evans' biographical information found in the Company's proxy statement.

Thomas Colligan – Mr. Colligan has been on the Board since January 2010 and is currently the chair of the Audit Committee. Mr. Colligan also appears to have no relevant retail operating experience3, and instead, his primary experience for the last six years consists primarily of academic-related professions, including Vice Dean of The Wharton School's Aresty Institute of Executive Education and as Managing Director at Duke Corporate Education, which is affiliated with Duke University's Fuqua School of Business.  Prior to that, Mr. Colligan was Vice Chairman of PricewaterhouseCoopers LLP.  As a member of the Audit Committee, Glass Lewis recommended shareholders vote "AGAINST" Mr. Colligan at the 2011 annual meeting, citing "restatements [which] may signal weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the Company."  During the period from the time Mr. Colligan joined the Board until our initial 13D filing on September 17, 2012, Office Depot's stock price declined by 63%.  Overall, since joining the Board, the Company's stock price has declined by 36%, as of July 19, 2013.

3 Based on our review of Mr. Colligan's biographical information found in the Company's proxy statement.

Eugene Fife – Mr. Fife has been on the Board since July 2012.  Like the other three current directors we are running against, Mr. Fife also appears to have no relevant retail operating experience4 and his primary occupation is serving as a managing principal of a venture capital firm. Mr. Fife joined the Board pursuant to the BC Partners preferred ownership stake in Office Depot which, at the time, contractually provided BC Partners with three Board seats.  Given that BC Partners' preferred stake is currently half of what it was at the time, Office Depot is now only contractually obligated to provide two Board seats to BC Partners.  However, rather than seek to replace Mr. Fife with a truly independent Board member with excellent qualifications and relevant retail experience, Office Depot has instead decided to re-nominate him and change his classification from "affiliate" to "independent."  The reality is that not only does Mr. Fife appear to lack relevant retail operating experience, he is listed as a senior advisor to BC Partners5.  Given his continued affiliation with BC Partners, we question Mr. Fife's ability to be truly "independent" or whether he will be heavily inclined to put BC Partners' interests ahead of the interests of the common shareholders.

4 Based on our review of Mr. Fife's biographical information found in the Company's proxy statement.
5 As disclosed on the BC Partners website. www.bcpartners.com

The Current Board Has Sought to Entrench Itself and Has Overseen Troubling Corporate Governance Practices

Unfortunately, despite the continued underperformance of the Company and recommendations against certain directors from leading independent proxy advisory firms, Office Depot has shown little interest in improving its Board for the benefit of shareholders.  Instead, the Board has shown a propensity for seeking to entrench itself and protect its own interests at the expense of shareholders.  Just days after Starboard filed an amended 13D disclosing a 14.8% position in Office Depot, the Company adopted a "poison pill" with a 15% ownership limitation (the "Poison Pill") without shareholder approval.  At the time, Office Depot hypocritically controlled 22% of the Company's voting power on almost all matters put to a shareholder vote, including director elections, since BC Partners is required to vote in accordance with the recommendation of the Board.  While Office Depot claimed that it was instituting the pill to protect itself against "hostile acquirers", we believe the action was an exceedingly transparent attempt to cap our ownership at our current position and limit the collective voting ability of shareholders, while protecting the status quo.  Further, the way in which the Poison Pill was constructed was even more troubling.  In addition to capping shareholders at a 15% ownership limit while the Board effectively controlled 22% of the voting power at the time, the Board also:

1)  Continued to allow the Company to pay BC Partners dividends in-kind, thereby increasing the ownership and voting power of BC Partners, which as mentioned above, the Board effectively controls.

2)  Allowed for an exemption for BC Partners to acquire an additional 2% of the outstanding common stock on top of the in-kind dividend payments.

The Poison Pill therefore had the cumulative effect of potentially increasing the Board's voting power up to approximately 25%, which, in turn, would decrease the voting power of a 15% shareholder to approximately 11.5%.  The Poison Pill is a self-serving entrenchment device designed, we believe, to severely limit shareholder influence over Board composition and increase the voting control of the Board.  As of today, the Poison Pill remains in place. In fact, the Company has attempted to use the Poison Pill as a negotiating tool in our settlement discussions offering to redeem the Poison Pill only if we accept the Company's otherwise inadequate settlement proposal and rescind our nomination notice.

We further question the Board's decision to effectively provide BC Partners with representation amounting to one-third of the Board following the redemption of one-half of BC Partners' preferred shares on July 10, 2013. Specifically, the Governance and Nominating Committee decided to "independently nominate" Mr. Fife, who previously served as a BC Partners designee, as a continuing independent director.  Upon the closing of the OfficeMax Merger, BC Partners' remaining preferred shares are set to be redeemed.  We cannot understand why the Company has decided to provide BC Partners with effective representation above and beyond the two seats that it is otherwise contractually obligated to provide.  We note that Starboard's 14.6% economic position in the Company translates to voting power of approximately 12.8% in the election of directors due to the 12.3% of voting power entitled to BC Partners that the Company effectively controls.  It is deeply troubling and incredibly frustrating that the Company, on the one hand, is providing such disproportionate representation to BC Partners while, on the other hand, refuses to work constructively with Starboard to reconstitute the Board in a manner consistent with the best interests of the Company's shareholders.

In addition to the self-serving and shareholder-unfriendly Poison Pill, the Board has also continued to play games with the 2013 Annual Meeting.  For at least the last six years, Office Depot has held its Annual Meeting in the latter half of April, including the 2012 Annual Meeting which was held on April 26, 2012.  Yet rather than hold the 2013 Annual Meeting in April, as has been the historical practice, the Board decided to delay the 2013 Annual Meeting after we nominated directors for election to the Board.  It was not until after we had launched a consent solicitation to remove and replace directors and commenced a proceeding in the Delaware Chancery Court that Office Depot finally announced its 2013 Annual Meeting date.  The Board has effectively disenfranchised shareholders while entrenching itself for an additional four-month period and should be held accountable.  Notably, the Company's merger partner, OfficeMax, held its 2013 annual meeting in the normal course on April 29, 2013.  It is entirely disingenuous for the Company to make any claims in this election contest that now is not the right time to elect new Board members when it was the Board that manipulated the timing of the 2013 Annual Meeting in the first place.

IT IS TIME FOR CHANGE AT OFFICE DEPOT – VOTE THE GOLD PROXY CARD TODAY

Office Depot is currently at a critical juncture.  The Company's performance has continued to deteriorate and substantial value has been destroyed.  The Company needs new, highly qualified directors that have the requisite skill-sets and experience needed to dramatically improve the operations of the business and transform the Company for the future, whether as a stand-alone or merged company.  The current Board of Office Depot lacks the relevant retail operating experience needed to improve the Company, and has continued to take actions to the detriment of its shareholders.

We have nominated four highly qualified individuals that are ready to represent your interests in the boardroom and protect and maximize the value of your shares in the Company.  As the largest shareholder of Office Depot, our interests are directly aligned with yours, and we continue to believe that there is significant value to be realized at the Company.  Starboard has a long history of investing in undervalued and underperforming public companies and identifying and executing on opportunities to unlock value for the benefit of all shareholders.  While our efforts to date have produced positive results, there is much more work to be done that can produce even more value for shareholders.

As stated earlier, our nominees have been working alongside Starboard and one of the world's leading restructuring firms for the past nine months to develop a detailed plan to significantly improve the operating performance and value of Office Depot, as a stand-alone company or as a merged company.  We plan on publicly releasing this plan in an extensive investor presentation within the next two weeks.
We want what is best for Office Depot and its shareholders and will endeavor to represent all of our interests in the boardroom in order to protect and maximize value.

VOTE FOR CHANGE AT OFFICE DEPOT TO ENSURE THAT THE COMPANY HAS THE BEST POSSIBLE BOARD TO REPRESENT YOUR INTERESTS AND DELIVER IMPROVED RESULTS FOR SHAREHOLDERS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll-free at (877) 869-0171 or email: info@okapipartners.com.

We look forward to your support at the annual meeting.

Best Regards,

Jeffrey C. Smith
Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720